Exhibit (11)





                         PATRIOT TRANSPORTATION HOLDING, INC.
                      COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (UNAUDITED)

                                   	THREE MONTHS	  NINE MONTHS
                                    ENDED JUNE 30,	 ENDED JUNE 30,
                                     2002	    2001       2002        2001

Net income	                     $1,577,000  1,157,000  4,347,000  4,036,000

Common shares:

Weighted average shares
 outstanding during the
 period - shares used for
 basic earnings per share         3,145,005  3,140,066  3,141,031  3,163,131

Shares issuable under stock
 options which are poten-
 tially dilutive                     32,956      5,155     24,509        429
Shares used for diluted earnings
 per share                        3,177,961  3,145,221  3,165,540  3,163,560


Basic earnings per
 common share                          $.50        .37        1.38       1.28

Diluted earnings
 per common share                      $.50        .37        1.37       1.28

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